EXHIBIT 99.1

Intelligent Systems Reports Second Quarter and YTD 2010 Profit

NORCROSS, Ga., Aug. 12, 2010 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three and six month periods ended June 30, 2010.

For the second quarter ended June 30, 2010, the company recorded net income of $298,000 compared to a net loss of $(177,000) in the second quarter of 2009. Basic and diluted earnings per share were $0.03 in the three month period ended June 30, 2010 compared to basic and diluted loss per share of $(0.04) in the same period in 2009. For the six month period ended June 30, 2010, the company reported net income of $383,000 or $0.04 per basic and diluted share compared to a net loss of $(839,000), or $(0.19) per basic and diluted share.

Net revenue for the second quarter of 2010 was $4,608,000, an increase of 48 percent compared to the second quarter of 2009. For the six month period ended June 30, 2010, net revenue was $8,305,000, an increase of 40 percent over the comparable period in 2009. The company's ChemFree subsidiary reported strong sales of both SmartWasher® machines and consumable supplies in both domestic and international markets. In addition, the company's CoreCard Software subsidiary continued to expand its product capabilities and customer base and reported an increase in license and service revenue in both the second quarter and year-to-date periods due to a growing number of customers.

J. Leland Strange, president and chief executive officer of the company, commented, "ChemFree continues to produce excellent results with good sales momentum and makes a strong profit contribution to our consolidated results.  In the first half of 2010, CoreCard completed its first international implementation and first significant customer conversion from a national processor.  Software implementations may have significant activity over several quarters but license revenue is generally not recognized until completion of a project. Even though we reported a profit for the second consecutive quarter, it is not necessarily indicative of a trend due in part to the way we recognize revenue on project completions. Our consolidated financial results are not likely to be smooth or predictable on a quarterly basis until CoreCard has a larger base of recurring revenue."

The company will hold an investor conference call today, August 12, at 11 AM EDT. Interested investors are invited to attend the conference call by dialing 1-877-819-3201 and entering conference ID code 93557130. A transcript of the call will be posted on the company's website at www.intelsys.com as soon as available after the call. The company intends to file its Form 10-Q for the second quarter on August 13, 2010. For additional information about reported results, investors will be able to access the Form 10-Q on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (NYSE Amex:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue
Products	$ 3,764	$ 2,583	$ 7,111	$ 5,068
Services	844	540	1,194	843
Total revenue	4,608	3,123	8,305	5,911
Cost of revenue
Products	2,159	1,351	3,868	2,668
Services	387	247	560	542
Total cost of revenue	2,546	1,598	4,428	3,210
Expenses
Marketing	553	456	1,119	900
General & administrative	672	766	1,397	1,690
Research & development	492	506	929	1,010
Income (loss) from operations	345	(203)	432	(899)
Interest income, net	17	16	44	31
Equity in income (loss) of affiliate	(10)	12	(22)	19
Other income	7	----	13	13
Income (loss) before income taxes	359	(175)	467	(836)
Income taxes	61	2	84	3
Net income (loss)	$ 298	$ (177)	$ 383	$ (839)
Income (loss) per share (basic and diluted):	$ 0.03	$ (0.04)	$ 0.04	$ (0.19)
Basic wgt average shares outstanding	8,958,028	4,478,971	8,958,028	4,478,971
Diluted wgt average shares outstanding	8,962,735	4,478,971	8,962,493	4,478,971

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2010	2009
ASSETS	(unaudited)
Current assets:
Cash	$2,400	$2,795
Accounts receivable, net	2,380	1,680
Notes and interest receivable, current portion	983	492
Inventories, net	773	964
Other current assets	180	399
Total current assets	6,716	6,330
Long-term investments	1,196	1,219
Notes and interest receivable, net of current portion	554	1,006
Property and equipment, at cost less accumulated depreciation	1,271	1,256
Patents, net	200	223
Total assets	$9,937	$10,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$624	$576
Deferred revenue	720	1,355
Accrued payroll	433	423
Accrued expenses	682	565
Other current liabilities	351	406
Total current liabilities	2,810	3,325
Long-term liabilities	110	100
Total stockholders' equity	7,017	6,609
Total liabilities and stockholders' equity	$9,937	$10,034
CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          770-564-5504
          bherron@intelsys.com